[LOGO] MERCANTILE BANKSHARES CORPORATION

							September 12, 1997



Mr. Edward K. Dunn, Jr.
Two Hopkins Plaza
Baltimore, MD  21201


Dear Mr. Dunn:

      This letter will confirm our agreement, effective September 9, 1997 (the "Effective Date") concerning changes in your employment relationship with Mercantile Bankshares Corporation ("Mercshares"), Mercantile-Safe Deposit and Trust Company ("Merc-Safe") and subsidiaries of Mercshares and Merc-Safe.

1. As agreed, you have been elected Chairman of the Board of Mercantile Mortgage Corporation and you have resigned as President and a director of Mercshares, as President (and Chief Operating Officer) and a director of Merc-Safe, and from all positions with subsidiaries of Mercshares and Merc-Safe except Mercantile Mortgage Corporation.

2. For the calendar year 1997, you will receive the balance of your current annual base compensation of $550,000 and such incentive compensation as would be awardable to you as a Class I participant for all of 1997 under the Annual Incentive Compensation Plan of Mercantile Bankshares Corporation and Affiliates ("AICP"). The incentive compensation will be payable, as is customary, in the first quarter of 1998. Commencing on January 1, 1998, you will receive an annual salary of $160,000, which will be your only salary, and you will cease participation in the AICP (except for your receipt of incentive compensation for 1997, as described above). Amounts payable to you under this letter agreement will not be subject to reduction or offset by your outside income.

3. Your employment with Mercantile Mortgage Corporation will be as the Chairman of its Board, and you also agree to provide cooperation with and support of Mercshares and its subsidiaries in relationships with customer accounts. Mercantile Mortgage Corporation has the separate position of a President and Chief Executive Officer who reports directly to the President of Merc-Safe. You will not be required to perform executive or line management duties. You will be allowed time for attention to personal investments, participation in family businesses, outside directorships and charitable and public service activities, and other business activities (provided such other activities are not inconsistent with your employment responsibilities). Your employment will continue from the Effective Date until your normal retirement date on June 1, 2000, at which time you will retire from Mercantile Mortgage Corporation and from any positions then held with


Mr. Edward K. Dunn, Jr.
September 12, 1997
Page Two


      Mercshares or any subsidiary of Mercshares, and commence receiving retirement benefits under the Mercshares benefit plans by which you are covered.

4. If, prior to your normal retirement date on June 1, 2000, any event or transaction occurs by which Mercantile Mortgage Corporation is no longer controlled by Mercshares (or by a subsidiary of Mercshares) or by which Mercantile Mortgage Corporation no longer exists, Mercshares will cause your employment under this letter agreement to be continued by another subsidiary of Mercshares.

5. Until two years after the termination of your employment under this letter agreement, you agree not to engage in banking or investment management activities in the State of Maryland as an employee or director of, consultant to, or in any other comparable capacity with, any other banking institution or bank holding company or entity engaged in investment management, but this prohibition shall not apply to engaging in investment banking activities which do not involve your participation in commercial banking or investment management activities and which, during the term of your employment under this letter agreement, are not inconsistent with your employment responsibilities under paragraph 3 of this letter agreement. You agree that this provision shall be enforceable by injunctive relief.

6. Your Supplemental Pension Agreement with Mercshares and Merc-Safe of January 10, 1992 is amended to change your monthly benefit from $5,000 to $6,750 (and to change all references therein to "$5,000" from "$5,000" to "$6,750") and to include Mercantile Mortgage Corporation
(and any other subsidiary of Mercshares by which you may subsequently be employed) within the definition of the word "Company."

7. Your Option Agreement with Mercshares of August 17, 1995 will remain in effect in accordance with its terms. Your Executive Employment
Agreement with Mercshares and Merc-Safe of December 13, 1988 and your Executive Severance Agreement with Mercshares and Merc-Safe of December
31, 1989 are terminated as of the Effective Date.

8. For each of the years 1998, 1999, and 2000, you will be entitled to have your charitable contributions matched under the Mercshares matching gift program at levels which would be permitted if your annual salary were $550,000 and also to designate up to $50,000 of the Mercshares direct annual giving to charities which are on the Mercshares approved list.



Mr. Edward K. Dunn, Jr.
September 12, 1997
Page Three

9. As an employee of Mercantile Mortgage Corporation you will be covered by all employee benefit plans for which employees of Mercshares affiliates are eligible generally with the additional provision that your life insurance coverage will be not less than $500,000. You will also be entitled to expense reimbursement in accordance with the current practices available to you prior to the Effective Date.
Further, you will be furnished with office space and a secretary (at your current secretary's salary) until the later of June 1, 2000 or the end of your term as Chairman of the Board of Directors of Johns Hopkins Medicine. You will continue to be entitled to use of a company automobile in accordance with current policies and practices, title to which will be transferred to you upon your retirement.

10. As an obligor under this letter agreement, Mercshares will be responsible for the performance of the obligations of any of its subsidiaries pursuant to this agreement. In the event of a material breach of this letter agreement by Mercshares or any of its subsidiaries, your entitlement to damages shall not be subject to any obligation on your part to mitigate or offset damages by other employment earnings or other income, and any such other earnings or income shall not offset such damages.

11. This letter agreement represents the entire agreement among the parties with respect to its subject matter, and any amendment to this letter agreement must be in writing and signed by each party.




		Mercantile Bankshares Corporation

	By:  /s/ H. Furlong Baldwin
	     _____________________________________
	     H. Furlong Baldwin, Chairman and CEO



		Mercantile-Safe Deposit and Trust Company

	By:  /s/ H. Furlong Baldwin
	     _____________________________________
	     H. Furlong Baldwin, Chairman and CEO


Agreed:      /s/ Edward K. Dunn, Jr.
             _____________________________________
	     Edward K. Dunn, Jr.